SCHEDULE 14A
                               (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  1
Filed by a Party other than the Registrant  0

Check the appropriate box:
0  Preliminary Proxy Statement	           	   0 Confidential.  For Use of
                                                the Commission Only (as
                                                permitted by Rule 14a-6(e)(2))
1 Definitive Proxy Statement
0 Definitive Additional Materials
0 Soliciting Material Pursuant to Rule
  14a-11(c) or Rule 14a-12

                             THE KUSHNER-LOCKE COMPANY
                 (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
	1 No fee required.
	0 Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)  Title of each class of securities to which transaction applies:

	(2)  Aggregate number of securities to which transaction applies:

	(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)  Proposed maximum aggregate value of transactions:

	(5)  Total fee paid:

	0  Fee paid previously with preliminary materials:

	0 Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)  Amount previously paid:

	(2)  Form, Schedule or Registration Statement no.:

	(3)  Filing Party:

	(4)  Date Filed:

                        THE KUSHNER-LOCKE COMPANY
                  11601 Wilshire Boulevard, 21st Floor
                        Los Angeles, CA  90025
                          ___________________

                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       To Be Held June 18, 1998
                          ___________________

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders (the "Annual Meeting") of THE KUSHNER-LOCKE COMPANY (the "Company") will be held at the Beverly Hilton Hotel. 9876 Wilshire Boulevard, Beverly Hills, California on June 18, 1998, at 2:00 P.M., local time, to consider and vote upon the following:

	1.	The election of directors; and
	2.	To approve the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending September 30, 1998.

Information concerning these matters, including the names of the nominees for the Company's Board of Directors, is set forth in the attached Proxy Statement, which is a part of this Notice.

The Board of Directors has fixed May 20, 1998 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, only those shareholders of record at the close of business on that date are entitled to vote at the Annual Meeting or any adjournment(s) thereof.

The Company's Board of Directors urges that all shareholders of record exercise their right to vote at the meeting personally or by proxy.

Your proxy will continue in full force and effect unless and until you revoke such proxy prior to the votes such proxy pertains to. You may revoke your proxy by a writing delivered to the attention of the Company's Corporate Secretary stating that such proxy is revoked, or by a subsequent proxy executed by you and presented at the meeting, or by attending the meeting and voting in person. The dates contained on the forms of proxy presumptively determine the order of execution, regardless of the postmark dates on the envelopes in which they are mailed.

                           By Order of the Board of Directors

                           /s/ DONALD KUSHNER
                           ___________________
                           Donald Kushner
                           Co-Chairman,
                           Co-Chief Executive Officer and Secretary

May 15, 1998
Los Angeles, California


TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE COMPLETE,
SIGN (DO NOT PRINT) YOUR NAME AND DATE THE ENCLOSED PROXY CARD(S) AS PROMPTLY AS POSSIBLE AND RETURN IT (THEM) IN THE ENCLOSED PRE-ADDRESSED ENVELOPE. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED AND RETURNED.

                       THE KUSHNER-LOCKE COMPANY
                  11601 Wilshire Boulevard, 21st Floor
                         Los Angeles, CA  90025
                          ___________________

                            PROXY STATEMENT
                          ___________________

This Proxy Statement is furnished to the shareholders of the Company (the "Shareholders") in connection with the solicitation by the Board of Directors of The Kushner-Locke Company (the "Company") of proxies to be used at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Beverly Hilton Hotel. 9876 Wilshire Boulevard, Beverly Hills, California on June 18, 1998, at 2:00 P.M., local time, and any adjournment(s) thereof.

The Company's principal executive offices are located at 11601 Wilshire Boulevard, 21st Floor, Los Angeles, California 90025, and its telephone number is (310) 481-2000.

This Proxy Statement, the accompanying Notice of Annual Meeting, the accompanying proxy card(s) and the accompanying Company's 1997 Annual Report are being first mailed to Shareholders on or about May 22 1998. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies is to be made.

Each proxy will be voted in accordance with the instructions contained therein. In the absence of such instructions, the persons designated as proxies in the accompanying proxy card(s) will vote for the election of the director nominees listed in this Proxy Statement (the "Nominees"), for the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending September 30, 1998, and in their discretion as to any other business that may properly come before the Annual Meeting or any adjournment(s) thereof. The Board of Directors does not know of any other business to be brought before the Annual Meeting. Shares held by banks, custodians, nominees and fiduciaries not voted in person or by proxy will be deemed not present at the Annual Meeting. The votes of the holders of shares of the common stock of the Company (the "Common Stock") will be counted by a representative of the Company's stock transfer agent or another inspector of elections appointed by the Company.

Each proxy will continue in full force and effect unless and until revoked by the person executing it prior to the votes pursuant thereto. Such revocation may be effected by a writing delivered to the Company to the attention of the Corporate Secretary at the address indicated above stating that such proxy is revoked, or by a subsequent proxy executed by the person executing the prior proxy and presented at the meeting, or by attendance at the meeting and voting in person. The dates contained on the forms of proxy presumptively determine the order of execution regardless of the postmark dates on the envelopes in which they are mailed.

General Information

The Board of Directors has fixed May 20, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. As ofthe end of business on May 14, 1998, 9,199,482 shares of Common Stock were issued, outstanding and entitled to vote at the meeting.

Shareholders who own shares of Common Stock registered in different names or at different addresses will receive more than one proxy card. A Shareholder must sign and return each of the proxy cards received to ensure that all of the shares of Common Stock owned by such Shareholder are represented at the Annual Meeting.

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the Shareholders and have the same legal effect as a vote against a particular proposal. Broker non-votes are not taken into account for purposes of determining whether a proposal has been approved by the requisite shareholder vote as to the election of the Board of Directors and the approval of the appointment of KPMG Peat Marwick LLP.

Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. With respect to the election of Directors, the five nominees receiving the highest number of affirmative votes will be elected. With respect to the approval of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants for the fiscal year ending September 30, 1998, the approval of such appointment by a majority of the shares of Common Stock present at the Annual Meeting, either in person or by proxy, will constitute approval of such appointment.

In the election of directors, a Shareholder may cumulate his votes for one or more nominees, but only if the names of nominees were placed in nomination prior to the voting and any Shareholder has given notice at the meeting prior to the voting of his intention to so cumulate his votes. If any one Shareholder has given such notice, all Shareholders may cumulate their votes in such election of directors. If the voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for a single nominee or distributed among two or more nominees in such proportions as the Shareholder or proxy holder deems fit.

Dissenters' rights of appraisal will not be available under California law with respect to any proposal to be submitted by the Board of Directors at the Annual Meeting.

BENEFICIAL OWNERSHIP OF CERTAIN SHAREHOLDERS

The table on the following page sets forth certain information as of May 15, 1998 concerning the beneficial ownership of Common Stock, by (i) each person who is known to the Company to be a beneficial owner of more than 5% of the outstanding Common Stock; (ii) each of the current Directors of the Company; (iii) each of the named executive officers of the Company; (iv) each person who has been nominated to be a Director of the Company; and (v) all current Directors and executive officers of the Company as a group.

                                             Common Stock      Percent of
Beneficial Owner                           Beneficially Owned   Class (6)
----------------                           ------------------   ---------
Peter Locke	                                   617,679  (1)      6.63%
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025

Donald Kushner                                 617,824  (1)(2)   6.63%
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025

Irwin Friedman                                 103,990  (3)      1.08%
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA  90025

Stuart Hersch                                  76,739  (4)        *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA  90025

John Lannan                                    13,332             *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA  90025

Bruce St. J. Lilliston                          29,168  (5)        *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA 90025

Robert Swan                                     16,667  (6)        *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA  90025

David Braun                                      5,556  (7)        *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA  90025

S. James Coppersmith                             9,723  (7)        *
11601 Wilshire Blvd., 21st Floor
Los Angeles, CA  90025

All directors and executive officers as
a group (seven individuals)	                 1,490,677  (8)      15.41%

___________________
*  Less than 1%

(1) Includes 120,000 shares subject to options which are currently exercisable or exercisable within 60 days of the date hereof, and excludes 196,666 options which are not currently exercisable or exercisable within 60 days of the date hereof.

(2) Includes 33,333 shares owned by a corporation controlled by Mr. Kushner.

(3) Includes 3,990 shares beneficially owned and warrants to purchase 100,000 shares of Common Stock issued to a company of which Mr. Friedman is a principal.

(4) Includes 76,739 shares subject to options currently exercisable, and excludes 11,111 shares subject to options which are not currently exercisable or exercisable within 60 days.

(5) Represents options to purchase shares which are currently exercisable.

(6) Represents options to purchase shares which are currently exercisable or exercisable within 60 days of the date hereof, and excludes 8,333 options which are not currently exercisable or exercisable within 60 days of the date hereof.

(7) Includes 5,556 shares subject to options currently exercisable, and excludes 11,111 shares subject to options which are not currently exercisable or exercisable within 60 days.

(8) As a percentage of the 9,199,482 shares outstanding on May 14, 1998 plus certain shares issuable upon conversion of convertible securities or subject to certain options held by such person or persons.


                             ELECTION OF DIRECTORS

An entire Board of Directors consisting of 5 directors is proposed to be elected at the Annual Meeting. Directors are to be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are duly elected and qualified. The Board of Directors may be increased to not more than a total of 7 directors by action of the Board of Directors.

The Board of Directors has voted to recommend the following persons for election as directors:


    Peter Locke             Stuart Hersch
    Donald Kushner          John Lannan
    Irwin Friedman


All of the nominees for director named above (the "Nominees") have consented to being named herein and have indicated their intention to serve as directors of the Company, if elected. Two current directors, David Braun and S. James Coppersmith, will conclude their service as of the Annual Meeting and are not nominated for re-election.

Unless authority to do so is withheld, the persons named as proxies will vote the shares represented by such proxies for the election of the Nominees. In case any of the Nominees shall become unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies shall have full discretion and authority to vote or refrain from voting for any other nominees in accordance with their judgment.

The following table contains certain biographical information with respect to the Nominees:


                INFORMATION CONCERNING NOMINEES FOR DIRECTORS

                          Director  Term
Name                 Age   Since   Expires  Position
----                 ---   -----   -------  --------

Peter Locke          54    1983    1998     Co-Chairman, Co-Chief Executive
                                            Officer; Director
Donald Kushner       53    1983    1998     Co-Chairman, Co-Chief Executive
                                            Officer and Secretary; Director
Irwin Friedman(1)(2) 68     N/A     N/A     Director nominee
Stuart Hersch (1)(2) 47    1989    1998     Director
John Lannan (1)(2)   51     N/A     N/A     Director nominee

________________________________________

(1)  Member or prospective member of Audit Committee
(2)  Member or prospective member of the Option Committee


The business experience, principal occupations, and employment of each of the Nominees for at least the past five years are as follows:

Peter Locke co-founded the Company with Donald Kushner in 1983 and currently serves as Co-Chairman and Co-Chief Executive Officer of the Company. Mr. Locke has served as executive producer on substantially all of the Company's programming since its inception. Prior to 1983, Mr. Locke produced several prime-time television programs, including two years of the Stockard Channing Show and the NBC television mini-series The Star Maker, starring Rock Hudson. Mr. Locke also produced two made-for-television movies telecast on CBS and the films The Hills Have Eyes Parts I and II.

Donald Kushner co-founded the Company with Peter Locke in 1983 and currently serves as Co-Chairman, Co-Chief Executive Officer and Secretary of the Company. Mr. Kushner has served as executive producer on substantially all of the Company's programming since its inception. Mr. Kushner was the producer of Tron, a 1982 Walt Disney theatrical film starring Jeff Bridges, which was nominated for two Academy Awards.

Irwin Friedman is a director nominee. Mr. Friedman is President of I. Friedman Equities, Inc., a corporate financial services firm, which he founded more than twenty years ago. Since 1991 Mr. Friedman has rendered financial consulting services to the Company through I. Friedman Equities, Inc. and was responsible for introducing the Company to investment banking firms which managed four separate securities offerings for the Company. Mr. Friedman is a director of Recoton Corporation, a consumer electronics company.

Stuart Hersch has served as a director of the Company since August 1989. Since June 1996, Mr. Hersch has been a consultant at Eyemark Entertainment, a subsidiary of CBS Inc. in the syndicated television business. In April 1996, Mr. Hersch became a consultant to the Company. From August 1990 to January 1996, Mr. Hersch was President of the WarnerVision Entertainment division of Atlantic Records, a subsidiary of Time-Warner, Inc. ("WarnerVision" - formerly "A*Vision"). From 1988 to August 1989, Mr. Hersch was Chairman of Hersch Diener & Company, an independent consulting firm. From 1983 to 1987, Mr. Hersch was the Chief Operating and Chief Financial Officer of King World Productions, Inc.

John Lannan is a director nominee. Since January 1996 Mr. Lannan has been Vice President of Westco Real Estate Finance Corp., a mortgage banking company. Previously he was Vice-Chair of Hollingsworth & Lord, a mortgage banking company. Mr. Lannan is a director of Centennial Bank and of Orange County Bancorp., treasurer of the Lannan Foundation, a not-for-profit organization, and is a member of the California Bar.

                           COMPENSATION OF DIRECTORS

Directors who are also executive officers of the Company do not receive any additional compensation for serving as members of the Board of Directors or any committee thereof.

Peter Locke and Donald Kushner will receive no compensation for serving as a member of the Board of Directors. Irwin Friedman and Stuart Hersch will receive $25,000, respectively, and John Lannan will receive $15,000, payable quarterly for serving on the Board of Directors and any committees thereof. Mr. Hersch was granted options to purchase 16,667 shares at an exercise price of $1.875 in August 1997. Mr. Hersch and Mr. Friedman are also consultants to the Company. See "Certain Relationships and Related Transactions."

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES DESCRIBED ABOVE.

The Company does not have compensation or nominating committees. The Audit Committee was comprised during the 1997 fiscal year of three independent directors, including Stuart Hersch. The Audit Committee's functions include reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Company's procedures for internal auditing, reviewing the independence of the auditors, considering the range of audit and non-audit services and reviewing the adequacy of the Company's system of internal accounting controls.

During the 1997 fiscal year, there were 12 meetings of the Board of Directors, 3 meetings of the Option Committee of the Board of Directors (the Option Committee was comprised of three directors including Stuart
Hersch, each of which were outside directors), and one meeting of the Audit Committee of the Board of Directors. All other actions of the Board of Directors and Option Committee were taken pursuant to unanimous written consents. During the 1997 fiscal year, each incumbent director attended all meetings of the Board of Directors (held during the period for which he has been a director) and meetings held by all committees of the board on which he served.

                            INDEPENDENT ACCOUNTANTS

Upon unanimous recommendation of the Board of Directors, the Company has appointed KPMG Peat Marwick LLP ("KPMG") as the Company's independent accountants for the fiscal year ending September 30, 1998. KPMG has served as the Company's independent accountants since 1987.

Services provided to the Company by KPMG during fiscal year 1997 included the examination of the Company's consolidated financial statements, preparation of various corporate income tax returns and consultation on various tax matters.

In the event shareholders do not approve the appointment of KPMG as the Company's independent accountants for the forthcoming fiscal year, such appointment will be reconsidered by the Board of Directors.

Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
                OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP
                 AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.


             EXECUTIVE OFFICERS AND OTHER SIGNIFICANT EMPLOYEES

The executive officers of the Company are chosen by the Board of Directors and serve at the pleasure of the Board of Directors, subject to the rights, if any, of an executive officer under any contract of employment.

The following table contains certain biographical information with respect to the executive officers of the Company:


Executive Officers  (1)

       Name                 Age        Principal Occupation
       ----                 ---        --------------------
Bruce St. J. Lilliston     46          President and Chief Operating Officer
Robert Swan                50          Chief Financial Officer

_________________

 (1)	Information with respect to Messrs. Kushner and Locke is set forth above under Information Concerning Nominees for Directors.

Bruce St. J. Lilliston became President and Chief Operating Officer of the Company on October 1, 1996. Prior to joining the Company, Mr. Lilliston practiced entertainment law for nineteen years. Mr. Lilliston practiced law from May 1991 through September 1996, through the Law Offices of Bruce St. J. Lilliston. From April 1989 to May 1991 he was a partner in the Los Angeles based firm of Paul, Hastings, Janofsky & Walker, where he was managing partner of that firm's entertainment finance and transactions practice. He had represented the Company in various transactions over the two years prior to joining the Company. Mr. Lilliston graduated from the University of Chicago Law School in 1977, where he was an associate editor of the University of Chicago Law Review. He received his B.A. degree with honors fr om Brown University in 1974. Mr. Lilliston practiced law in London from 1982 to 1987.

Robert Swan joined the Company as Controller on October 28, 1996. On May 1, 1997 Mr. Swan assumed the role of Chief Financial Officer. From September 1994 to April 1997, Mr. Swan was Chief Financial Officer of AVI Entertainment Group, Inc., a music publishing and distribution company. From 1991 to April 1994 Mr. Swan was Chief Financial Officer of Global Releasing Corporation and several affiliated companies, which produced and distributed feature films. One affiliated company, Cannon Television, Inc., was placed in voluntary bankruptcy several months after Mr. Swan left its employ. From 1986 to 1991 Mr. Swan was an audit partner at KPMG Peat Marwick. Mr. Swan is a Certified Public Accountant. He obtained an MBA degree with honors from the University of California at Los Angeles in 1976. He received his BS degree with high distinction from Arizona State University in 1969.

Other Significant Employees

The business experience, principal occupations and employment for at least the past five years of certain other significant employees who have made or are expected to make significant contributions to the business of the company are as follows:

Pascal Borno, age 37, joined Kushner-Locke International, Inc., the international theatrical distribution subsidiary of the Company, as President
in April, 1997.   Prior to joining the company, Mr. Borno was President and
sole shareholder of Conquistador Entertainment, Inc., a producer and distributor of feature films, which he started in September 1994. From 1991 through August 1994 Mr. Borno was Senior Vice President, International

Distribution, at Dino De Laurentis Communications, a producer and distributor of feature films and television programs. From 1990 to 1991 Mr. Borno was Vice President, International Distribution, of ITC Entertainment Group, a producer and distributor of feature films.

Marvinia Anderson, age 54, has served as President of International Television for Kushner-Locke International, Inc., the Company's international distribution subsidiary, since June 1995. Prior to joining the Company, she served as Vice President of World International Network, Inc. from 1983 to June 1995; and has held executive sales positions at Capital Cities/ABC, Valley Cable TV, Inc. and Times Mirror Cable Television, Inc.

Richard Marks, age 49, was appointed Executive Vice President and General Counsel in April 1997. Prior to that, he served as the Company's Senior Vice President in charge of Legal and Business Affairs since joining the
Company in October 1993.   From 1991 to October 1993, Mr. Marks held that
same position with Media Home Entertainment, an independent film producer and video distributor. From 1983 to 1991 Mr. Marks held similar legal and business affairs positions with Walt Disney Pictures, Paramount Pictures and Weintraub Entertainment Group. Mr. Marks is an attorney and a real estate broker licensed to practice in California.

Frank Hildebrand, age 47, joined the Company in January 1998 as Executive Vice President - Production. From 1992 through 1997 Mr. Hildebrand was ann independent producer and produced numerous films, among them two films for the Company, Freeway and the soon to be released special effects film Beowulf. From 1988 to 1991 he was Executive Vice President at NOVA Entertainment, where he was responsible for the production of all features and television, including the Disney film Firebirds and Triumph of the Spirit, among others. From 1985 to 1987, Mr. Hildebrand was a producer and executive with The Samuel Goldwyn Co., where he produced the comedy
Once Bitten.

Andrew Steinberg, age 33, joined the Company as Executive Vice
President-Television in April 1997. Before joining the Company, Mr. Steinberg was a Senior Packaging agent at International Creative Management ("ICM") beginning in April 1990, where he represented many producers, writers and authors. Mr. Steinberg also worked with ICM's chairman, Jeff Berg, on building a corporate consulting business. While at ICM, Andrew worked closely with the Company and packaged four television projects for the Company, including the CBS made-for-television movie "Unlikely Angel" starring Dolly Parton.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In fiscal 1993, the Company entered into a domestic home video distribution agreement with WarnerVision for a feature film. Stuart Hersch, a Director of the Company, was president of WarnerVision at such time. The agreement provides for payment by WarnerVision to the Company of an advance in exchange for certain domestic home video rights, subject to certain back-end participation rights of the Company, and payments by the Company to WarnerVision of 30% of the Company's net revenues derived from Canadian home video and broadcast television exploitation of the film. Through
March 31, 1998, the Company had made no payments of net revenues to WarnerVision pursuant to such agreement. In fiscal 1994, the Company entered into certain motion picture financing arrangements with WarnerVision whereby WarnerVision and the Company share production costs and expenses and any resulting revenues with respect to certain motion pictures. The Company has also entered into domestic home video distribution agreements with WarnerVision for two feature films. These agreements provide for the payment by WarnerVision to the Company of $510,000 and $530,000 in exchange for WarnerVision receiving participation rights with the Company in the revenues derived from the exploitation of the respective films. The Company also agreed to license to WarnerVision domestic distribution rights to another film for a recoupable minimum guaranty payment against revenues. In fiscal 1994, the Company also entered into a five-picture joint venture with WarnerVision similar to the above arrangements. In fiscal 1995, the Company entered into a net revenue arrangement with WarnerVision for a fourth film. Through March 31, 1998, the Company had received approximately $924,193 from WarnerVision towards the production costs and expenses of these films, and the Company had paid approximately $1,003,068 to WarnerVision towards the production costs and expenses of these films, all pursuant to such joint venture agreements and a litigation settlement agreement.

Since 1991 Mr. Friedman has rendered financial consulting services to the Company through the firm I. Friedman Equities, Inc. That firm is paid $96,000 annually for such services. During 1997 in connection with rendering certain services, that firm was granted warrants exercisable for 50,000 shares of common stock at $1.69 per share and for 50,000 shares of common stock at $2.06 per share.

In April 1996, Mr. Hersch became a consultant to the Company for which he is paid $7,500 per month. Mr. Hersch is assisting the Company in analyzing potential strategic acquisitions and is providing the Company consulting services in connection with the Company's involvement in infomercials. This agreement is on a month-to-month basis.

In August 1997, Mr. Locke obtained an option to acquire 45% of the common stock of 800-U.S.Search ("Search"), a company which conducts public records searches to locate individuals sought to be located, in exchange for indemnifications of the optionor against certain potential liabilities. From May 1997 through November 1997 Mr. Locke personally loaned Search $397,000.
In November 1997, an entity owned by a third party but controlled by the Company acquired 80% of the outstanding common stock of Search, and issued to the Company an option at a nominal exercise price to acquire such 80% interest in exchange for the assumption of certain liabilities At such time, Mr. Locke's option was cancelled. On January 31, 1998, the Company exercised its option. Through May 14, 1998 the Company has advanced Search $681,000 and Search has repaid Mr. Locke the principal in full plus an additional $40,000 in consideration for such advances.

The Company believes that the terms of the foregoing transactions are no less favorable to the Company than those that could have been obtained in transactions with unaffiliated third parties.


                        EXECUTIVE COMPENSATION

Cash Compensation

The following table sets forth the cash compensation paid or accrued by the Company during the fiscal year ended September 30, 1997 to the Co-Chief Executive Officers and each executive officer of the Company whose salary and bonus exceeded $100,000 (the "Named Executive Officers").

                                                       Long-Term
                                                     Compensation
                                                        Awards
                                         Annual         ------
                                     Compensation(1)  Securities    All Other
                            Fiscal   -------------    Underlying    Compen-
Name and Principal Position  Year    Salary  Bonus   Options/SARs   sation(2)
---------------------------  ----    ------  -----   ------------   ---------
                                      ($)     ($)         (#)          ($)

Peter Locke,                 1997   425,000   ---      166,666/0   48,793
Co-Chairman, and Co-Chief    1996   425,000   ---                  34,313
Executive Officer            1995   425,000   ---                  32,057

Donald Kushner,              1997   425,000   ---      166,666/0   44,253
Co-Chairman, Co-Chief        1996   425,000   ---                  30,415
Executive Officer and        1995   425,000   ---                  29,255
Secretary

Bruce Lilliston (3)          1997   400,000   ---       41,667/0     ---
President and Chief
Operating Officer

Robert Swan (3)              1997   124,154   ---       25,000/0     ---
Chief Financial Officer

_______________

(1) Does not include perquisites including expense allowances in the case of Messrs. Kushner and Locke, which do not exceed the lesser, of 10% of annual salary and bonus reported or $50,000.

(2) Term life insurance premiums paid by the Company on behalf of the Named Executive Officer in respect of a $3,500,000 life insurance policy and disability insurance premiums paid by the Company on behalf of the Named Executive Officer. Effective February 1997 the life insurance policies were replaced with universal life insurance policies with split dollar ownership structures and with the same aggregate values.

(3) Commenced employment in fiscal 1997.


Employment and Compensation Arrangements

    Employment Agreements

Messrs. Kushner and Locke. In March 1994, Messrs. Kushner and Locke each agreed to an amendment to his respective employment agreement with the Company to (i) extend the term of the agreement to September 1998 and
(ii) reduce the maximum annual performance bonus that each may receive to 4% of pre-tax earnings for the applicable period up to a maximum of $200,000 in fiscal 1994, $220,000 in fiscal 1995, $250,000 in fiscal 1996, $270,000 in fiscal 1997 and $290,000 in fiscal 1998. In fiscal 1992, Messrs. Kushner and Locke elected to forego certain executive production and incentive bonuses. Under the revised employment agreements, Messrs. Kushner and Locke each have a base salary of $425,000 in fiscal 1996 through fiscal 1998, subject to potential increase upon review by the Company's Board of Directors after fiscal 1995. As approved by the Board of Directors in February 1996 and May 1996, Messrs. Kushner and Locke amended their employment agreements to waive their pre-tax earnings performance bonus in the event that the Company's annual net income in fiscal 1996 was less than $1,250,000. They would have received 6% of pre-tax earnings of the Company for fiscal 1996 in excess of $1,250,000 but up to $3,166,666 or 4% of pre-tax earnings of the Company in excess of $3,166,666, but in no event was either one of them be entitled to receive greater than $250,000 of performance bonus with respect to fiscal 1996. The Company's net income totaled $730,000 for fiscal
1996 and, accordingly, no bonus was paid or accrued.

In order to induce Messrs. Kushner and Locke to enter into the March 1994 amended employment agreements, the Company granted to each, as of March 7, 1994, options to purchase 150,000 shares of Common Stock at an exercise price per share equal to $5.04 (the last reported sale price of the Common Stock on the date of the sale and insurance by the Company of its 8% Convertible Subordinated Debentures). The options vest over a five-year period, with 20% vesting respectively on each of the next five annual anniversary dates following the date of the grant (subject to possible acceleration following a "change-in-control" as defined in the Company's 1988 Stock Incentive Plan). Options to purchase up to 120,000 shares of common stock have vested to each officer as of May 15, 1998.

As of October 1, 1997, Messrs. Kushner and Locke each agreed to a further amendment to his respective employment agreement with the Company to extend the term of the agreement to October 2002. Under the revised employment agreements, Messrs. Kushner and Locke each continue to be entitled to an annual base compensation of $425,000 in fiscal 1997, and are entitled to $25,000 annual increases beginning with the second employment year (commencing October 1998) under the amended agreement up to a maximum of $525,000. In the event the Company achieves earnings before income taxes prior to the profit bonuses in excess of $2,000,000, each of Messrs. Kushner and Locke are entitled to certain profit bonuses at graduated rates ranging from 5% of such annual earnings before income taxes (from the first dollar of earnings before income taxes) up to $4,000,000 to increasing percentages up to 7.5% of annual earnings before income taxes in excess of $8,000,000, but not to exceed two times annual base compensation.

In addition, the Company granted to each of Messrs. Kushner and Locke, as of August 1, 1997, options to purchase 83,333 shares of Common Stock at an exercise price per share equal to $1.875 (the last reported sale price of the Common Stock on the date prior to the award date). These options (time vesting options) vest over a five year period, with 20% vesting respectively on each of the next five annual anniversary dates following the date of the grant (subject to acceleration in the event of termination of optionee's employment agreement by such optionee for "cause" (as defined therein) or wrongfully by the Company or upon certain "Events" (as defined under the Plan), including termination following a "change-in-control" as defined in the Plan). As of August 1, 1997, the Company also granted to each of Messrs. Kushner and Locke options to purchase an additional 83,333 shares of Common Stock at an exercise price per share equal to $1.875, vesting at the rate of 20% per year, but exercisable only upon (i) the achievement of at least 85% of certain annual earnings before income tax targets to be set by the Board of Directors or (ii) the Company's Common Stock reaching certain average public trading prices ranging from $3.00 to $6.00 per share. Such performance options are also subject to accelerated vesting and exercisability under the circumstances described above for the time-vesting option tranche.

The Company also provides Messrs. Kushner and Locke with certain fringe benefits, including $3,500,000 of term life insurance with a split dollar ownership structure and disability insurance for each person. If the employment agreement is terminated by employee for "cause" or wrongfully by the Company, the Company is required to pay the present value of all unpaid premiums on the split dollar policy for the ten (10) year period ending February 2007. The Company also agreed to assign any key-man life insurance policy to the employee after certain terminations of the employment agreement. The agreements permit Messrs. Kushner and Locke to collect outside compensation to which they may be entitled and to provide incidental and limited services outside of their employment with the Company and to receive compensation therefor, so long as such activities do not materially interfere with the performance of their duties under the agreements. Each of Messrs. Kushner and Locke also may require the Company to change its name to remove his name within one year after the expiration or termination of his employment agreement, except that the Company may continue to use such name for a period of one year after such notice, or for such longer period of time as is reasonably necessary to cause the Company not to default under any indebtedness for borrowed money or other material agreement. In the event Messrs. Kushner's or Locke's employment agreement is terminated by such executive for "cause," as defined therein, including termination following a change of control, as such term is defined therein, such executive would be entitled to a lump sum payment equal to all compensation and benefits provided for in the agreement for the remainder of the term, discounted at the rate of 10% per annum.

Mr. Lilliston. On September 14, 1996, the Company entered into an employment agreement with Bruce St. J. Lilliston pursuant to which the Company employed Mr. Lilliston as the President and Chief Operating Officer of the Company effective October 1, 1996 for a three year term. As part of the agreement, Mr. Lilliston will be paid a base salary of $400,000 per year. In addition, the Company loaned him $100,000 on September 3, 1996 and $200,000 in October 1996. The loan was made to assist Mr. Lilliston in the transition from his private law practice to his duties as Chief Operating Officer of the Company. The loan accrues simple interest at the rate of 8% per annum and will be repaid over a five-year period at certain specified dates ending October 1, 2001. Mr. Lilliston has the right to receive bonuses equal to the amount of the payments, including interest, due for such loan if Mr.
Lilliston is still employed by the Company (including the renewal of his employment agreement if applicable) on certain dates (the "Employment
Bonus"). Beginning October 1, 1997, so long as Mr. Lilliston is then employed by the Company (including the renewal of his employment agreement if applicable), he shall be entitled to receive a bonus of $100,000 the first time the adjusted "Average Closing Price" (the average closing price of the common stock over a thirty calendar day period) is $6.00 or more greater than the "First Day Price" (the average closing price of the Common Stock, as adjusted, over the thirty calendar day period immediately prior to October 1, 1996). Thereafter, if Mr. Lilliston is still employed by the Company (including the renewal of his employment agreement if applicable), he shall be entitled to receive an additional $100,000 bonus the first time the Average Closing Price exceeds the First Day Price by $12.00 or more, as adjusted, and each whole six-dollar amount through and including $60.00, as adjusted, (each such bonus, a "Stock Bonus"). The aggregate of such bonuses shall not exceed $1,000,000. The Stock Bonuses shall be reduced by an amount equal to the Employment Bonus up to $150,000 plus interest payable thereon from September 3, 1996. As of October 1, 1997 Mr. Lilliston had not received any Employment Bonus or Stock Bonus.

If the Company realizes pre-tax operating profits or earnings per share for any fiscal year during Mr. Lilliston's employment 100% greater than the Company's largest pre-tax operating profit or earnings per share amount for any of the preceding years of Mr. Lilliston's employment under his employment agreement or in any of the five fiscal years immediately preceding the commencement of such agreement, and if Mr. Lilliston is still employed by the Company at the end of the applicable fiscal year, then Mr. Lilliston shall be entitled to receive a bonus of $50,000 for each such event. No bonus was earned or paid for fiscal 1997.

As part of the agreement, the Company agreed to grant to Mr. Lilliston options to purchase up to 41,667 adjusted shares of Common Stock, with 29,168 of such options having been granted and vested and 12,500 of such options to be granted and vested two years after the commencement of the term (the "Term") of the employment agreement (subject to Mr. Lilliston reaching certain performance criteria to be established by the Board of Directors or a committee thereof). Mr. Lilliston met the performance criteria for the 8,334-share option grant for fiscal 1997, and such options were granted. If Mr. Lilliston's employment is extended for a second term pursuant to such agreement (the "Second Term"), the Company has agreed to grant Mr. Lilliston options to purchase up to an additional 83,334 shares of Common Stock, 41,667, 16,667, and 25,000 of such options to be granted upon commencement and one, and two years, respectively, after the commencement of the Second Term with one-half of each such grant to vest immediately upon grant and the remainder thereof to vest upon Mr. Lilliston reaching certain performance criteria to be established by the Board of Directors or a committee thereof. If Mr. Lilliston's employment is extended beyond a Second Term, the Company has agreed to grant Mr. Lilliston options to purchase up to an additional 41,667 shares of Common Stock as adjusted, with such options granted in full upon such employment extension with one-half of such grant to vest immediately upon grant and the remainder thereof to vest upon Mr. Lilliston reaching certain performance criteria to be established by the Board of Directors or a committee thereof. In the event the performance goals are not met, such options vest at a fixed date in the future, contingent solely on future employment. The exercise price for such options shall be equal to the closing price of the Common Stock on the applicable date of grant. Finally, as part of Mr. Lilliston's agreement, he is allowed to maintain not more than two independent outside legal consultancy client relationships, subject to approval by the Co-Chief Executive Officers, with earnings from such consultancies limited to $150,000 per year.

Mr. Swan. Effective May 1, 1997 ("the Effective Date") the Company entered into an employment agreement with Robert Swan pursuant to which the Company hired Mr. Swan as the Chief Financial Officer for a three-year term. Mr. Swan is paid a base annual salary of $160,000 for the first year and $175,000 and $200,000, respectively, for the subsequent two years. Mr. Swan has the right to receive a bonus equal to 10% of his base annual salary to the extent that net earnings for each fiscal year are greater than that of the immediately preceding fiscal year. The Company agreed to grant Mr. Swan options to purchase up to 25,000 shares of Common Stock, with options exercisable for 8,334 shares immediately vesting and for 8,333 shares vesting on each of the first and second anniversaries of the Effective Date. The agreement is subject to early termination by the Company in its discretion on the second anniversary date of the Effective Date.


Aggregated Options/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values
                                                 Number of
                                                Securities        Value of
                                                Underlying       Unexercised
                                               Unexercised      In-the-Money
                                               Options/SARs     Options/SARs
                                               at FY-End (#)    at FY-End ($)
                Shares Acquired    Value       Exercisable/     Exercisable/
Name             on Exercise(#)  Realized($)  Unexerciseable   Unexerciseable
----             --------------  -----------  --------------   --------------

Peter Locke            -0-          N/A       90,000/226,666   453,600/614,902
Donald Kushner         -0-          N/A       90,000/226,666   453,600/614,902
Bruce Lilliston        -0-          N/A          20,834/0         58,596/0
Robert Swan            -0-          N/A        8,334/16,666     15,626/31,249


Compensation Committee Interlocks and Insider Participation

During the most recently completed fiscal year, the Board of Directors did not have a compensation committee. Rather, the full Board of Directors of the Company participated in deliberations and decisions regarding executive compensation. The option committee, comprised of Board members Stuart Hersch, S. James Coppersmith and David Braun, voted by Unanimous Written Consent to grant new options to certain employees in connection with agreements to amend or extend their employment agreements with the Company. In addition, the option committee approved Messrs. Kushner's, Locke's and Swan's employment agreements, including the grants of options contained therein. Other than Messrs. Kushner and Locke, no member of the Board of Directors was, during the fiscal year or formerly, an officer or employee of the Company or any of its subsidiaries. During fiscal year 1997, Mr. Locke served as Co-Chairman of the Board and Co-Chief Executive Officer of the Company, and Mr. Kushner served as Co-Chairman of the Board, Co-Chief Executive Officer, and Secretary of the Company.

                    REPORT ON EXECUTIVE COMPENSATION

The Board of Directors has furnished the following report on executive compensation:

Compensation Overview

Executive compensation consists of three key elements: base salary, cash bonus and periodic grants of stock options under the Company's 1988 Stock Incentive Plan, as amended (the "Plan"), or outside of the Plan. Additional benefits, including retirement and insurance benefits, are provided to executives and other key employees that the Company believes are similar to those provided by other similar companies. The Company draws most of its executives and other key employees from the entertainment industry where creative talent is crucial and commands a significant premium, where decisions made by a relatively small number of employees with an in-depth knowledge of creative businesses can have a major impact on the performance of the Company. Persons with such unique qualifications are rare and are being pursued by other companies both in and out of the entertainment industry, many of whom have greater available resources than the Company.
The goal of the Company is to attract and retain the services of qualified executives in part through its executive compensation programs. The Company believes its compensation program for executives benefits the Company through the continuation of growth expansion and new opportunities designed to enhance shareholder value.

Salary

Salaries paid to the Company's executive officers were based upon agreements described in "Employment and Compensation Arrangements --Employment Agreements" or employment agreements then in effect.

Bonus

Following each fiscal year, the Co-Chairmen develop individual bonus recommendations based on the subjective assessment of the Company's overall performance and each executive's contribution to such performance. No specific formula is used; however, factors may include selected financial goals (e.g., operating performance), project development, long-term objectives and the executive's leadership role in any of the foregoing factors. Such factors are not necessarily linked to any specific performance related targets or given any particular weight. Bonus arrangements in employment contracts are quantified and measurable. Each of the executive officers' and certain other employment contracts include provisions for non-discretionary bonuses based on certain operating results of the Company as described under "Employment and Compensation Arrangements -- Employment Agreements." No other bonuses have been paid to the executive officers.

Option Grants

The Company uses non-qualified stock options and other available forms of compensation under the Plan which are intended to provide additional long term incentive to key employees, including the Company's executive officers, and have the intent of aligning the executive officers' interests with the Shareholders' interest. The Plan under which awards have been made was approved by the Company's Shareholders. Grants under the Plan generally require the executive officer to be employed by the Company on the exercise date and vest over a period of years following the date of grant. The exercise price of such grants is generally equal to the market price of the Common Stock on the grant date; therefore grants will only benefit an executive officer if the market price of the Common Stock is greater than on the date of the option grant. Under the plan, no specific formula is used to determine grants made to any particular employee, including executive officers, but grants are generally based on factors such as employment agreements, and subjective factors such as promotion, contribution to Company performance, and individual criteria. The Co-Chairmen make recommendations to the Option Committee with respect to option grants and vesting. While options typically vest over a five-year period, options granted to certain executive officers may have different vesting periods. The option committee has utilized performance criteria in certain of the grants of options to be made to the President under his employment agreement. The Board of Directors established such criteria. See "Executive Compensation."

Co-Chairmen Compensation

Messrs. Kushner and Locke, as Co-Chairmen, are compensated pursuant to employment agreements described under "Employment and Compensation
Arrangements -- Employment Agreements" above.  In entering into the
Amended and Restated Employment Agreements, the Board of Directors considered various factors and corporate objectives, including the need to extend the term of the employment contracts of the Co-Chairmen consistent with the requirements of the Company's senior credit agreement, and the Board's desire to align the chief executives' compensation and incentives with the interests of the shareholders and the desire to compensate the chief executives based upon the achievement of certain financial performance targets and stock price targets. In addition, the Board of Directors considered information provided by certain compensation and benefits consultants with respect to compensation packages offered to executives in other entertainment companies. The Board of Directors believes that the employment agreements entered into with Messrs. Kushner and Locke fell within the competitive norm for other entertainment companies and is commensurate with the Company's goals of providing payment for performance and incentives for long-term shareholder returns.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally allows tax deductions to public companies for compensation over $1,000,000 paid to the corporation's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to consider the provisions of Section 162(m) in connection with the performance based portion of the compensation of its executives (which currently consists of stock option grants and annual bonuses described above). However, the board does not necessarily intend to structure compensation to its executives to avoid disallowance of any tax deductions in the future.

Corporate Performance

Set forth on the following page is a line graph comparing the stock price of the Company with that of the Dow Jones Equity Market Index and the Dow Jones Entertainment and Leisure -- Recreational Products and Services Index as of the last trading date for each of the Company's fiscal years ending September 30, 1993, 1994, 1995, 1996 and 1997. The graph assumes that $100 was invested on September 30, 1992 in the Company's Common Stock and each index, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock during such period. The historical price performance data shown on the graph is not necessarily indicative of future price performance.

Total Return Analysis
                  9/30/92   9/30/93   9/30/94   9/29/95   9/30/96   9/30/97
                  -------   -------   -------   -------   -------   -------
Kushner-Locke      $100      $143      $110       $70       $70        $64
Dow Jones Equity   $100      $114      $117      $153      $184       $258
D.J. Entertainment $100      $133      $122      $157      $182       $204


Source: Carl Thompson Associates www.ctaonline.com (303) 494-5472. Data from Bloomberg Financial Markets

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate future filings, including this Proxy Statement, in whole or in part, the report of the Board of Directors Regarding Executive Compensation (entitled "Report on Executive Compensation") on pages 11 and 12 and the Corporate Performance Graph on pages 12 and 13 shall not be incorporated by reference into any such filings.

                          MISCELLANEOUS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than 10% of any class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("the SEC"). Executive officers, directors and greater than 10% beneficial owners of any class of the Company's equity securities are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and certain written representations from executive officers and directors who held such positions during the fiscal year, the Company believes that each such person has complied with all Section 16(a) filing requirements applicable to such executive officers, directors and greater than 10% beneficial owners. Each of Messrs. Kushner, Locke, Hersch and Swan filed one Form 5 reporting the grant of options in fiscal 1997 after the required filing date.

Proposals of Shareholders

To be considered for inclusion in the Company's proxy statement for the next Annual Meeting, proposals of Shareholders intended to be present at such meeting must be received by the Corporate Secretary, The Kushner-Locke Company, 11601 Wilshire Boulevard, 21st Floor, Los Angeles, California 90025 no later than February 20, 1999.

Cost of Soliciting Proxies

The expense of preparing and mailing the Notice of Annual Meeting, the Proxy Statement, the proxy card(s) and the Company's 1997 Annual Report will be paid by the Company and is expected to be minimal. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of the Company's Common Stock and that the Company will reimburse them for their reasonable expenses.

Annual Report to Securities and Exchange Commission

The Company files each year with the SEC an Annual Report on Form 10-K as prescribed by the rules of the SEC. Copies of the Form 10-K will be provided, without charge, to any Shareholder of the Company. Written requests for a copy of the Form 10-K should be directed to Donald Kushner, 11601 Wilshire Boulevard, 21st Floor, Los Angeles, California 90025.

                              By Order of the Board of Directors


                              /s/ DONALD KUSHNER
                              _________________
                              Donald Kushner
                              Co-Chairman, Co-Chief Executive Officer
                              and Secretary


PROXY                    THE KUSHNER-LOCKE COMPANY
                    11601 Wilshire Boulevard, 21st Floor
                        Los Angeles, California 90025

  PROXY SOLICITED BY THE BOARD OF DIRECTORS OF THE KUSHNER-LOCKE COMPANY FOR
                        1998 MEETING OF SHAREHOLDERS

	The undersigned, revoking any previous proxies for such stock, hereby appoints each of Donald Kushner, Bruce St.J Lilliston and Jerry Rubin, as attorney and agent, acting individually or by a majority of those present, with full power of substitution, to vote as proxy in the name, place and stead of the undersigned at the Annual Meeting of shareholders of THE KUSHNER-LOCKE COMPANY to be held on June 18, 1998 and at any and all adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present. Without limiting the generality hereof, each of such persons is authorized to vote as hereinafter specified upon the proposals listed on this proxy and described in the Proxy Statement for the meeting.

The shares represented by this proxy shall be voted as specified. IF NO SPECIFICATION IS MADE, THE SHARES SHALL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. The Board of Directors has proposed the matters set forth below for the vote of the shareholders of THE KUSHNER-LOCKE COMPANY.

The Board of Directors recommends a vote FOR the items below.

1. Approval of the following nominees to the Board of Directors:


    Peter Locke        FOR 0     AGAINST 0     ABSTAIN 0
    Donald Kushner     FOR 0     AGAINST 0     ABSTAIN 0
    Irwin Friedman     FOR 0     AGAINST 0     ABSTAIN 0
    Stuart Hersch      FOR 0     AGAINST 0     ABSTAIN 0
    John Lannan        FOR 0     AGAINST 0     ABSTAIN 0


2. Approval of the appointment of KPMG Peat Marwick LLP as the Company's independent accountants:


                       FOR 0     AGAINST 0    ABSTAIN 0


                            IMPORTANT: Please sign your name or names exactly as stenciled on this proxy. When signing as attorney, executor or administrator, trustee or guardian, please give your full title as such.


                            ____________________________________
                                       Signature


                            ____________________________________
                                       Signature


                            Date: _______________, 1998


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY. A STAMPED AND ADDRESSED ENVELOPE HAS BEEN PROVIDED FOR YOUR USE.